Jamie Pardy, P. Geo. JamiePardy Terrane Consultancy 35533TweedsmuirDrive Abbotsford, British Columbia V3G 2X8 Canada

August 9,2007

U.S.Securitiesand Exchange Commission Division of Corporation Finance 100 F Street,N.E. Washington,DC 20549

Re: KerrisdaleMining Corp -FormSB-2RegistrationStatement

Dear Sirs and Madames:

As a consulting geologistI hereby consent to the inclusion or incorporation by referencein the FormSB-2 Registration Statementfor Kerrisdale Mining Corp, dated about mid-August2007, and thereafter, and for any amendment of the registration statement therewith, of the following:

. My report titled "June2007 Geological and Geochemical Report on the Kerrisdale 550556Properfy, Kamloops Mining Division, British Columbia",whichwaspreparedby me for Kenisdale Mining Corp.

In addition, I hereby consentto thereferenceto my nameincluded in the referenced Form SB-2 RegistrationStatementfor Kerrisdale Mining Corp.

/^w

Jamie Pardy, P.Geo.